Exhibit 10.1

LEASE AGREEMENT

BETWEEN

LIBERTY PROPERTY LIMITED PARTNERSHIP

Landlord

AND

NOVAVAX, INC.

Tenant

FOR

Great Valley Corporate Center

508 Lapp Road, Malvern, Pennsylvania

LEASE AGREEMENT

Rider 1 — Additional Definitions

Rider 2 -

28.	Completion by Tenant	R2 - 1
29.	Expansion Option	R2 - 1
30.	Option to Extend Term	R2 - 3
31.	Early Termination Option	R2 - 4
32.	Exclusive	R2 - 4
33.	Signage	R2 - 4
34.	Broker	R2 - 4
35.	Satellite Dish Antenna	R2 - 4
36.	Condition of Premises	R2 - 5
37.	ADA Compliance	R2 - 5
38.	Janitorial, Trash	R2 - 5
39.	Subordination of Landlord’s Lien	R2 - 5
40.	Monthly Payment Installments	R2 - 5

i

     THIS LEASE AGREEMENT is made by and between LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership (“Landlord”), with its address at 65 Valley Stream Parkway, Suite 100, Malvern, Pennsylvania 19355, and NOVAVAX, INC. a corporation organized under the laws of Delaware (“Tenant”), and with its address at 8320 Guilford Road, Suite C, Columbia, MD 21046 and is dated as of the date on which this Lease has been fully executed by Landlord and Tenant.

1.	Basic Lease Terms and Definitions.

     (a) Premises: Consisting of approximately 32,908 rentable square feet as shown on Exhibit “A”.

     (b) Building: Approximate rentable square feet: 50,200

          Address: 508 Lapp Road, Malvern, East Whiteland Township, Chester County, Pennsylvania.

     (c) Term: One Hundred Twenty (120) months plus any partial month from the Commencement Date until the first day of the next full calendar month during the Term.

     (d) Commencement Date: Earlier of (i) September 15, 2004, or (ii) the date Tenant takes possession of the Premises for the conduct of its business (conduct of single board of directors meeting at the Premises shall not constitute the conduct of business for this purpose), or (iii) date of issuance of a certificate of occupancy for the Premises.

     (e) Expiration Date: The last day of the Term.

     (f) Minimum Annual Rent: Payable in monthly installments as follows:

Lease Year	$/RSF Rate	Annual	Monthly
1	$6.22	$204,687.76	$17,057.31
2	$6.29	$206,991.32	$17,249.28
3	$6.37	$209,623.96	$17,468.66
4	$6.53	$214,889.24	$17,907.44
5	$6.70	$220,483.60	$18,373.63
6	$6.87	$226,077.96	$18,839.83
7	$7.04	$231,672.32	$19,306.03
8	$7.21	$237,266.68	$19,772.22
9	$7.38	$242,861.04	$20,238.42
10	$7.57	$249,113.56	$20,759.46

     (g) Annual Operating Expenses: $107,609.16, payable in monthly installments of $8,967.43, subject to adjustment as provided in this Lease.

     (h) Tenant’s Share: 65.55% (also see Definitions)

     (i) Use: General offices, pharmaceutical research and development, laboratory use and light manufacturing..

     (j) Security Deposit: $25,065.00

     (k) Addresses For Notices:

Landlord:	Liberty Property Limited Partnership	Tenant:	Before the Commencement Date:
	65 Valley Stream Parkway, Suite 100		NOVAVAX, INC.
	Malvern, PA 19355		8320 Guilford Road, Suite C
	Attn: Senior Vice President/City Manager		Columbia, MD 21046

On or after the Commencement Date:
Premises

     (l) Additional Defined Terms: See Rider 1 for the definitions of other capitalized terms.

     (m) Contents: The following are attached to and made a part of this Lease:

Rider 1 — Additional Definitions	Exhibits:	“A” — Plan showing Premises
“B” — Building Rules
“C” — Estoppel Certificate and Non-Disturbance and Attornment Agreement
“D” — Tenant Estoppel Certificate
Rider 2 – Additional Provisions		“E” — Letter of Credit Requirements
“F” — Subordination of Landlord’s Lien
“G” — Authorization Agreement for Direct Payments

2. Premises. Landlord leases to Tenant and Tenant leases from Landlord the Premises, together with the right in common with others to use the Common Areas. Tenant accepts the Premises, Building and Common Areas “AS IS”, without relying on any representation, covenant or warranty by Landlord other than as expressly set forth in this Lease. Landlord and Tenant stipulate and agree to the rentable square footage set forth in Section 1(a) above without regard to actual measurement.

3. Use. Tenant shall occupy and use the Premises only for the Use specified in Section 1 above. Tenant shall not permit any conduct or condition by or created by Tenant or any Agent, invitee or licensee of Tenant, which may endanger, disturb or otherwise interfere with any other Building occupant’s normal operations or with the management of the Building. Tenant shall not use or permit the use of any portion of the Property for outdoor storage or installations outside of the Premises. Tenant may use all Common Areas only for their intended purposes. Landlord shall have exclusive control of all Common Areas at all times.

4. Term; Possession. The Term of this Lease shall commence on the Commencement Date and shall end on the Expiration Date, unless sooner terminated in accordance with this Lease. If Landlord is delayed in delivering possession of all or any portion of the Premises to Tenant as of the Commencement Date, Tenant will take possession on the date Landlord delivers possession, which date will then become the Commencement Date (and the Expiration Date will be extended so that the length of the Term remains unaffected by such delay). Landlord shall not be liable for any loss or damage to Tenant resulting from any delay in delivering possession due to the holdover of any existing tenant or other circumstances outside of Landlord’s reasonable control. Notwithstanding anything to the contrary contained herein, if possession of the Premises is not delivered on or before September 1, 2004, Tenant shall have the right to terminate this Lease upon written notice to Landlord.

5. Rent. Tenant agrees to pay to Landlord, without demand, deduction or offset, Minimum Annual Rent and Annual Operating Expenses for the Term. Tenant shall pay the Monthly Rent, in advance, on the first business day of each calendar month during the Term, at Landlord’s address designated in Section 1 above unless Landlord designates otherwise by no less than 10 days prior written notice to Tenant; provided that Monthly Rent for the first full month shall be paid at the signing of this Lease. If the Commencement Date is not the first day of the month, the Monthly Rent for that partial month shall be apportioned on a per diem basis and shall be paid on or before the Commencement Date. Tenant shall pay Landlord a service and handling charge equal to 5% of any Rent not paid within 5 business days after the date due. In addition, any Rent, including such charge, not paid within 5 business days after the due date will bear interest at the Interest Rate from the date due to the date paid. If any taxes, special assessments, fees or other charges are imposed against Landlord by any authority with respect to the Rent, Tenant will pay these amounts to Landlord upon no less than 10 business days’ prior written notice by Landlord to Tenant, accompanied by back-up documentation evidencing such charges. Notwithstanding anything in this paragraph to the contrary, if Tenant has not been delinquent in the payment of Rent more than twice in the preceding twelve month period, Landlord shall charge either a late fee or interest, but not both.

6. Operating Expenses. The amount of the Annual Operating Expenses set forth in Section 1(g) above represents Tenant’s Share of the estimated Operating Expenses for the calendar year in which the Term commences. Landlord may adjust such amount from time to time if the estimated Annual Operating Expenses increase or decrease; Landlord may also invoice Tenant separately from time to time for Tenant’s Share of any extraordinary or unanticipated Operating Expenses. By March 31st of each year (and as soon as practical after the expiration or termination of this Lease or, at Landlord’s option, after a sale of the Property), Landlord shall provide Tenant with a statement of Operating Expenses for the preceding calendar year or part thereof. Within 30 days after delivery of the statement to Tenant, Landlord or Tenant shall pay to the other the amount of any overpayment or deficiency then due from one to the other. If Tenant does not give Landlord notice within 90 days after receiving Landlord’s statement that Tenant disagrees with the statement and specifying the items and amounts in dispute, Tenant shall be deemed to have waived the right to contest the statement. Landlord’s and Tenant’s obligation to pay any overpayment or deficiency due the other pursuant to this Section shall survive the expiration or termination of this Lease. Notwithstanding any other provision of this Lease to the contrary, Landlord may, in its reasonable discretion, determine from time to time the method of computing and allocating Operating Expenses, including the method of allocating Operating Expenses to various types of space within the Building to reflect any disparate levels of services provided to different types of space. Tenant shall have the right from time to time, by its accountants or representatives, to inspect and examine all of Landlord’s records relating to the calculation of Operating Expenses payable by Tenant hereunder, as well as to request and receive reasonable invoice support with respect to the same. Landlord shall retain such records for at least 2 years. In the event that any such inspection discloses that Tenant has paid an amount in excess of that payable by Tenant under this Section, Landlord shall refund such excess to Tenant within 30 days after receipt from Tenant of a report substantiating Tenant’s position to Landlord’s reasonable satisfaction. In addition, in the event that any such inspection discloses (subject to Landlord’s reasonable satisfaction) that Landlord has charged Tenant in excess of 3% more than the amount properly chargeable to Tenant, Landlord shall reimburse to Tenant the reasonable costs of such inspection within 30 days after receipt from Tenant of reasonable substantiation for such costs.

7. Utilities. Tenant shall pay for water, sewer, gas, electricity, heat, power, telephone and other communication services and any other utilities supplied to the Premises. Except to the extent Landlord elects to provide any such services and invoice Tenant for the cost or include the cost in Operating Expenses, Tenant shall obtain service in its own name and timely pay all charges directly to the provider. Landlord shall not be responsible or liable for any interruption in such services, nor shall such interruption affect the continuation or validity of this Lease. Landlord shall have the exclusive right to select, and to change, the companies providing such services to the Building or Premises, other than Tenant’s telephone/data telecommunication services. Any wiring, cabling or other equipment necessary to connect Tenant’s telecommunications equipment shall be Tenant’s responsibility, and shall be installed in a manner approved by Landlord, which approval shall not be unreasonably withheld, delayed or conditioned. In the event Tenant’s consumption of any utility or other service included in Operating Expenses is excessive when compared with other occupants of the Property, Landlord may invoice Tenant separately for, and Tenant shall pay on demand, the cost of Tenant’s excessive consumption, as reasonably determined by Landlord.

8. Insurance; Waivers; Indemnification.

     (a) Landlord shall maintain insurance against loss or damage to the Building or the Property with coverage for perils as set forth under the “Causes of Loss-Special Form” or equivalent property insurance policy in an amount equal to the full insurable replacement cost of the Building (excluding coverage of Tenant’s personal property and any Alterations by Tenant), and such other insurance, including rent loss coverage, as Landlord may reasonably deem appropriate or as any Mortgagee may require.

     (b) Tenant, at its expense, shall keep in effect commercial general liability insurance, including blanket contractual liability insurance, covering Tenant’s use of the Property, with such coverages and limits of liability as Landlord may reasonably require, but not less than combined single limits of $5,000,000 per occurrence and in the aggregate for bodily injury or property damage; however, such limits shall not limit Tenant’s liability hereunder. Any general aggregate limit shall apply on a “per location” basis. The policy shall name Landlord, Liberty Property Trust and any other associated or affiliated entity as their interests may appear and at Landlord’s request, any Mortgagee(s), as additional insureds with respect to the Premises, shall be written on an “occurrence” basis and not on a “claims made” basis and shall be endorsed to provide that it is primary to and not contributory to any policies carried by Landlord and to provide that it shall not be cancelable or reduced without at least 30 days prior notice to Landlord. The insurer shall be authorized to issue such insurance, licensed to do business and admitted in the state in which the Property is located and rated at least A VII in the most current edition of Best’s Insurance Reports. Tenant shall deliver to Landlord on or before the Commencement Date or any earlier date on which Tenant accesses the Premises, and at least 30 days prior to the date of each policy renewal, a certificate of insurance evidencing such coverage.

     (c) Landlord and Tenant each waive, and release each other from and against, all claims for recovery against the other for any loss or damage to the property of such party arising out of fire or other casualty coverable by a standard “Causes of Loss-Special Form” property insurance policy with, in the case of Tenant, such endorsements and additional coverages as are considered good business practice in Tenant’s business, even if such loss or damage shall be brought about by the fault or negligence of the other party or its Agents; provided, however, such waiver by Landlord shall not be effective with respect to Tenant’s liability described in Sections 9(b) and 10(c) below, and such waiver by Tenant shall not be effective with respect to Landlord’s liability described in Section 9(a) below. This waiver and release is effective regardless of whether the releasing party actually maintains the insurance described above in this subsection and is not limited to the amount of insurance actually carried, or to the actual proceeds received after a loss. Each party shall have its insurance company that issues its property coverage waive any rights of subrogation, and shall have the insurance company include an endorsement acknowledging this waiver, if necessary. Tenant assumes all risk of damage of Tenant’s property within the Property, including any loss or damage caused by water leakage, fire, windstorm, explosion, theft, act of any other tenant, or other cause.

     (d) Subject to subsection (c) above, and except to the extent caused by the negligence or willful misconduct of Landlord or its Agents, Tenant will indemnify, defend, and hold harmless Landlord and its Agents from and against any and all claims, actions, damages, liability and expense (including reasonable fees of attorneys, investigators and experts) which may be asserted against, imposed upon, or incurred by Landlord or its Agents and arising out of or in connection with loss of life, bodily injury or damage to property in or about the Premises or to the extent arising out of the occupancy or use of the Property by Tenant or its Agents or to the extent occasioned by any act or omission of Tenant or its Agents, whether prior to, during or after the Term. Tenant’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease. Landlord shall provide to Tenant prompt written notice of any third party claim covered by Tenant’s indemnification obligations under this Subsection 8(d). Landlord agrees to cooperate reasonably with Tenant in connection with the performance by Tenant of its obligations under this Subsection, which cooperation shall include but not be limited to providing Tenant with periodic status reports on the matter.

     (e) Subject to subsection (c) above, and except to the extent caused by the negligence or willful misconduct of Tenant or its Agents, Landlord will indemnify, defend, and hold harmless Tenant and its Agents from and against any and all claims, actions, damages, liability and expense (including reasonable fees of attorneys, investigators and experts) which may be asserted against, imposed upon, or incurred by Tenant or its Agents and arising out of or in connection with loss of life, personal injury or damage to property in or about the Property occasioned wholly or in part by any act or omission of Landlord or its Agents, whether prior to, during or after the Term. Landlord’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease. Tenant shall provide to Landlord prompt written notice of any third party claim covered by Landlord’s indemnification obligations under this Subsection 8(d). Tenant agrees to cooperate reasonably with Landlord in connection with the performance by Landlord of its obligations under this Subsection.

     (f) Notwithstanding anything to the contrary contained in this Lease (except as provided in Section 21 with respect to holdover liability of Tenant), in no event shall Landlord or Tenant be liable for any indirect, special, consequential or incidental damages, regardless of whether it has been informed of the possibility of such damages or is negligent.

9. Maintenance and Repairs.

     (a) Landlord shall Maintain, in a manner consistent with other similar properties owned and managed by Landlord, including replacements where required in like kind: (i) Building footings, foundations, structural steel columns and girders at Landlord’s sole expense; (ii) Building roof and exterior walls; (iii) Building Systems; and (iv) Common Areas. Costs incurred by Landlord under the foregoing subsections (ii), (iii) and (iv) will be included in Operating Expenses. Tenant, not Landlord, shall maintain HVAC and other equipment installed by Tenant. If Tenant becomes aware of any condition that is Landlord’s responsibility to repair, Tenant shall promptly notify Landlord of the condition.

     (b) Except as provided in subsection (a) above, Tenant at its sole expense shall Maintain the Premises and all fixtures and equipment in the Premises. All repairs and replacements by Tenant shall utilize materials and equipment which are comparable to those originally used in constructing the Building and Premises. Alterations, repairs and replacements to the Property, including the Premises, made necessary because of Tenant’s Alterations or installations, any use or circumstances special or particular to Tenant, or any act or omission of Tenant or its Agents shall be made by Landlord or Tenant as set forth above, but at the sole expense of Tenant. Notwithstanding anything to the contrary contained in this Lease, Tenant shall in no event be obligated to make or otherwise to pay the cost of any repairs or replacements which are required as the result of the negligence or willful misconduct of Landlord or its Agents, or the failure of Landlord to perform any of its obligations under this Lease, all of which repairs and replacements shall be made by Landlord at Landlord’s sole cost and expense.

10. Compliance.

     (a) Tenant will, at its expense, promptly comply with all Laws now or subsequently pertaining to Tenant’s particular and specific use. Tenant will pay any taxes or other charges by any authority on Tenant’s property or trade fixtures. Neither Tenant nor its Agents shall make any use of the Premises particular or special to Tenant that under any Law would require Landlord to make any Alteration to or in the Building or Common Areas (without limiting the foregoing, Tenant shall not use the Premises in any manner that would cause the Premises or the Property to be deemed a “place of public accommodation” under the ADA if such use would require any such Alteration). Tenant shall be responsible for compliance with the ADA, and any other Laws regarding accessibility, with respect to the Premises.

     (b) Tenant will comply, and will cause its Agents to comply, with the Building Rules of which Tenant shall have received written notice and to the extent the same are reasonable and non-discriminatory. Tenant agrees not to do anything or fail to do anything which will increase the cost of Landlord’s insurance or which will prevent Landlord from procuring policies (including public liability) from companies and in a form reasonably satisfactory to Landlord. If any breach of the preceding sentence by Tenant causes the rate of fire or other insurance to be increased, Tenant shall pay the amount of such increase as additional Rent within 30 days after being billed.

     (c) Tenant agrees that (i) no activity will be conducted on the Premises that will use or produce any Hazardous Materials, except for activities which are part of the ordinary course of Tenant’s business and are conducted in accordance with all Environmental Laws (“Permitted Activities”); (ii) the Premises will not be used for storage of any Hazardous Materials, except for materials used in the Permitted Activities which are properly stored in a manner and location complying with all Environmental Laws; (iii) no portion of the Premises or Property will be used by Tenant or Tenant’s Agents for disposal of Hazardous Materials; (iv) Tenant will deliver to Landlord copies of all Material Safety Data Sheets and other written information prepared by manufacturers, importers or suppliers of any chemical prior to locating such chemicals in the Premises, and (v) Tenant will immediately notify Landlord of any violation by Tenant or Tenant’s Agents of any Environmental Laws or the release or suspected release of Hazardous Materials in, under or about the Premises, and Tenant shall immediately deliver to Landlord a copy of any notice, filing or permit sent or received by Tenant with respect to the foregoing. If at any time during or after the Term, any portion of the Property is found to be contaminated by Tenant or Tenant’s Agents or subject to conditions prohibited in this Lease caused by Tenant or Tenant’s Agents, Tenant will indemnify, defend and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, reasonable attorneys’ fees, damages and obligations of any nature to the extent arising from or as a result thereof, and Landlord shall have the right to direct remediation activities, all of which shall be performed at Tenant’s cost. Tenant’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease. Landlord shall provide to Tenant prompt written notice of any third party claim covered by Tenant’s indemnification obligations hereunder. Landlord agrees to cooperate reasonably with Tenant in connection with the performance by Tenant of its obligations under this Section, which cooperation shall include but not be limited to providing Tenant with periodic status reports on the matter.

11. Signs. Tenant shall not place any signs on the Property without the prior consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned, other than signs that are located wholly within the interior of the Premises and not visible from the exterior of the Premises. Tenant shall maintain all signs installed by Tenant in good condition. Except for signage installed by Landlord on behalf of Tenant, Tenant shall remove its signs at the termination of this Lease, shall repair any resulting damage.

12. Alterations. Except for cosmetic Alterations (such as painting, wall covering and floor covering) that (i) are not visible from the exterior of the Premises, (ii) do not affect the structure of the Building or any Building System, (iii) do not require penetrations into the floor, ceiling or walls, and (iv) do not require work within the walls, below the floor or above the ceiling, Tenant shall not make or permit any Alterations in or to the Premises without first obtaining Landlord’s consent, which consent shall not be unreasonably withheld. With respect to any Alterations made by or on behalf of Tenant (whether or not the Alteration requires Landlord’s consent): (i) not less than 10 days prior to commencing any Alteration, Tenant shall deliver to Landlord the plans, specifications and necessary permits for the Alteration, together with certificates evidencing that Tenant’s contractors and subcontractors have adequate insurance coverage naming Landlord, Liberty Property Trust and any other associated or affiliated entity as their interests may appear as additional insureds, (ii) Tenant shall obtain Landlord’s prior written approval of any contractor or subcontractor, (iii) the Alteration shall be constructed with new materials, in a good and workmanlike manner, and in compliance with all Laws and the plans and specifications delivered to, and, if required above, approved by Landlord, (iv) Tenant shall pay Landlord all reasonable costs and expenses in connection with third party review of Tenant’s plans and specifications, and of any third party supervision or inspection of the construction Landlord deems reasonably necessary, and (v) upon Landlord’s request Tenant shall, prior to commencing any Alteration, provide Landlord reasonable security against liens arising out of such construction. Any Alteration by Tenant shall be the property of Tenant until the expiration or termination of this Lease; at that time without payment by Landlord the Alteration shall remain on the Property and become the property of Landlord unless Landlord gives notice to Tenant to remove it, in which event Tenant will remove it, will repair any resulting damage and will restore the area of the Premises affected by the Alteration to the condition existing prior to Tenant’s Alteration. At Tenant’s request prior to Tenant making any Alterations, Landlord will notify Tenant whether Tenant is required to remove the Alterations at the expiration or termination of this Lease. Tenant may install its trade fixtures, furniture and equipment in the Premises, provided that the installation and removal of them will not affect any structural portion of the Property, any Building System or any other equipment or facilities serving the Building or any occupant.

13. Mechanics’ Liens. Tenant promptly shall pay for any labor, services, materials, supplies or equipment furnished to Tenant in or about the Premises. Tenant shall keep the Premises and the Property free from any liens arising out of any labor, services, materials, supplies or equipment furnished or alleged to have been furnished to Tenant. Tenant shall take all steps permitted by law in order to avoid the imposition of any such lien. Should any such lien or notice of such lien be filed against the Premises or the Property, Tenant shall discharge the same by bonding or otherwise within 15 days after Tenant has notice that the lien or claim is filed regardless of the validity of such lien or claim.

14. Landlord’s Right of Entry. Tenant shall permit Landlord and its Agents to enter the Premises at all reasonable times following reasonable notice (except in an emergency) to inspect, Maintain, or make Alterations to the Premises or Property, to exhibit the Premises for the purpose of sale or financing, and, during the last 12 months of the Term, to exhibit the Premises to any prospective tenant. Landlord will make reasonable efforts not to inconvenience Tenant in exercising such rights, but Landlord shall not be liable for any interference with Tenant’s occupancy resulting from Landlord’s entry; provided, however, that Landlord shall indemnify Tenant for any damage to Tenant’s trade fixtures, furniture, equipment or other personal property caused by the negligence or willful misconduct of Landlord or its Agents. Except in the event of any emergency, Landlord or its Agents shall be accompanied while entering the Premises by an Agent of Tenant, which Agent Tenant shall make available promptly upon request.

15. Damage by Fire or Other Casualty. If the Premises or Common Areas shall be damaged or destroyed by fire or other casualty, Tenant shall promptly notify Landlord, and Landlord, subject to the conditions set forth in this Section, shall repair such damage and restore the Premises or Common Areas to substantially the same condition in which they were immediately prior to such damage or destruction, but not including the repair, restoration or replacement of the fixtures, equipment, or Alterations installed by or on behalf of Tenant. Landlord shall notify Tenant, within 30 days after the date of the casualty, if Landlord anticipates that the restoration will take more than 160 days from the date of the casualty to complete; in such event, either Landlord or Tenant (unless the damage was caused by Tenant) may terminate this Lease effective as of the date of casualty by giving notice to the other within 10 days after Landlord’s notice. If a casualty occurs during the last 12 months of the Term, Landlord may terminate this Lease unless Tenant has the right to extend the Term for at least 3 more years and does so within 30 days after the date of the casualty. Moreover, Landlord may terminate this Lease if the loss is not covered by the insurance required to be maintained by Landlord under this Lease. Tenant will receive an abatement of Minimum Annual Rent and Annual Operating Expenses to the extent the Premises are rendered untenantable as a result of the casualty. Landlord shall use reasonable efforts to perform such repairs so as to minimize the interference with Tenant’s use and occupancy of the Premises. Notwithstanding anything to the contrary contained in this Lease, if Landlord shall fail, either to complete the restoration and repair of the Premises, or to restore the same to their condition immediately prior to the fire or other casualty, within 160 days from the date of occurrence of the fire or casualty, then, in either such event, Tenant may terminate this lease by 10 days’ prior written notice to Landlord given no later than 30 days after the expiration of the aforesaid 160-day period, and prior to completion of the restoration and repair of the Premises. In the event of a termination of this Lease in accordance with the provisions of this Section, Landlord shall refund to Tenant any Rent paid for any time subsequent to the effective date of termination.

16. Condemnation. If (a) all of the Premises are Taken, (b) any part of the Premises is Taken and the remainder is insufficient in Tenant’s reasonable opinion for the reasonable operation of Tenant’s business, or (c) any of the Property is Taken, and, in Landlord’s reasonable opinion, it would be impractical or the condemnation proceeds are insufficient to restore the remainder, then this Lease shall terminate as of the date the condemning authority takes possession. If this Lease is not terminated, Landlord shall restore the Building to a condition as near as reasonably possible to the condition prior to the Taking, the Minimum Annual Rent and Annual Operating Expenses shall be abated for the period of time all or a part of the Premises is untenantable in proportion to the square foot area untenantable, and this Lease shall be amended appropriately. If Landlord fails to so restore the Building within 160 days from the date that possession of the portion of the Building taken is delivered to the condemning authority, then, in such event, Tenant may elect to terminate this Lease by no less than 10 days’ prior written notice to Landlord given no later than 30 days after the expiration of the aforesaid 160 day period. The compensation awarded for a Taking shall belong to Landlord. Notwithstanding anything to the contrary contained herein, except for any relocation benefits or an award for the value of Tenant’s fixtures to which Tenant may be entitled, Tenant hereby assigns all claims against the condemning authority to Landlord, including, but not limited to, any claim relating to Tenant’s leasehold estate. In the event of the termination of this Lease in accordance with the provisions of this Section, Landlord shall refund to Tenant any Rent paid for any time subsequent to the effective date of termination.

17. Quiet Enjoyment.

Landlord covenants that Tenant, upon performing all of its covenants, agreements and conditions of this Lease so that Tenant is not in default hereunder beyond the expiration of all applicable notice and cure periods, shall have quiet and peaceful possession of the Premises as against anyone claiming by or through Landlord, subject, however, to the terms of this Lease.

18. Assignment and Subletting.

     (a) Except as provided in Section (b) below, Tenant shall not enter into nor permit any Transfer voluntarily or by operation of law, without the prior consent of Landlord, which consent shall not be unreasonably withheld. Without limitation, Tenant agrees that Landlord’s consent shall not be considered unreasonably withheld if (i) the proposed transferee is an existing tenant of Landlord or an affiliate of Landlord, (ii) the creditworthiness of the proposed transferee is unacceptable to Landlord in Landlord’s reasonable discretion, (iii) Landlord or an affiliate of Landlord has comparable space available for lease by the proposed transferee or (iv) an Event of Default has occurred and is continuing. A consent to one Transfer shall not be deemed to be a consent to any subsequent Transfer. In no event shall any Transfer relieve Tenant from any obligation under this Lease. Landlord’s acceptance of Rent from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer. Any Transfer not in conformity with this Section 18 shall be void at the option of Landlord.

     (b) Landlord’s consent shall not be required in the event of any Transfer by Tenant to an Affiliate provided that (i) the Affiliate has a tangible net worth reasonably acceptable to Landlord, (ii) Tenant provides Landlord notice of the Transfer at least 15 days prior to the effective date, together with current financial statements of the Affiliate certified by an executive officer of the Affiliate, and (iii) in the case of an assignment or sublease, Tenant delivers to Landlord an assumption agreement reasonably acceptable to Landlord executed by Tenant and the Affiliate, together with a certificate of insurance evidencing the Affiliate’s compliance with the insurance requirements of Tenant under this Lease.

     (c) The provisions of subsection (a) above notwithstanding, if Tenant proposes to Transfer all of the Premises (other than to an Affiliate), Landlord may terminate this Lease, either conditioned on execution of a new lease between Landlord and the proposed transferee or without that condition. If Tenant proposes to enter into a Transfer of less than all of the Premises (other than to an Affiliate), Landlord may amend this Lease to remove the portion of the Premises to be transferred, either conditioned on execution of a new lease between Landlord and the proposed transferee or without that condition. If this Lease is not so terminated or amended, Tenant shall pay to Landlord, immediately upon receipt, the excess of (i) 50% of all compensation received by Tenant for the Transfer, less any costs incurred by Tenant in connection with such Transfer, including without limitation leasing commissions, attorneys’ fees and cost of tenant improvements, over (ii) the Rent allocable to the Premises transferred.

     (d) If Tenant requests Landlord’s consent to a Transfer, Tenant shall provide Landlord, at least 15 days prior to the proposed Transfer, current financial statements of the transferee certified by an executive officer of the transferee, a complete copy of the proposed Transfer documents, and any other information Landlord reasonably requests. Immediately following any approved assignment or sublease, Tenant shall deliver to Landlord an assumption agreement reasonably acceptable to Landlord executed by Tenant and the transferee, together with a certificate of insurance evidencing the transferee’s compliance with the insurance requirements of Tenant under this Lease. Tenant agrees to reimburse Landlord for reasonable third party administrative fees and attorneys’ fees in connection with the processing and documentation of any Transfer for which Landlord’s consent is requested.

19. Subordination; Mortgagee’s Rights.

     (a) Tenant accepts this Lease subject and subordinate to any Mortgage now or in the future affecting the Premises, provided that Tenant’s right of possession of the Premises shall not be disturbed by the Mortgagee so long as no Event of Default has occurred and is continuing. However, any Mortgagee may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by giving notice to Tenant, and this Lease shall then be deemed prior to such Mortgage without regard to their respective dates of execution and delivery; provided that such subordination shall not affect any Mortgagee’s rights with respect to condemnation awards, casualty insurance proceeds, intervening liens or any right which shall arise between the recording of such Mortgage and the execution of this Lease. Landlord shall use good faith and diligent efforts to obtain and deliver to Tenant, by the Commencement Date, an Estoppel Non-Disturbance and Attornment Agreement in the form attached hereto as Exhibit “C” (the “SNDA”). If the SNDA is not delivered to Tenant within fifteen (15) business days after the date upon which a fully signed original of this Lease is delivered to Tenant, Tenant shall have the option to terminate this Lease by written notice to Landlord, provided that such notice is delivered not later than twenty (20) business days after the date upon which a fully signed original of this Lease is delivered to Tenant and prior to the delivery of the SNDA to Tenant. If this Lease is so terminated, Landlord shall promptly pay to Tenant the actual cost of construction work by Tenant within the Premises, not to exceed $70,000 in the aggregate, through the last day of such fifteen (15) business day period, upon submission to Landlord of reasonable substantiation for such costs. Tenant shall execute and deliver to any future Mortgagee an agreement substantially in the form of Exhibit “C” upon written request of Landlord.

     (b) No Mortgagee shall be (i) liable for any act or omission of a prior landlord unless and to the extent such act or omission continues after the Mortgagee becomes the owner of the Property, (ii) subject to any rental offsets or defenses against a prior landlord, (iii) bound by any amendment of this Lease made without its written consent, or (iv) bound by payment of Monthly Rent more than one month in advance or liable for any other funds paid by Tenant to Landlord unless such funds actually have been transferred to the Mortgagee by Landlord. Tenant shall not be in default because Tenant has paid rent to any Mortgagee rather than to Landlord if such payment is made pursuant to the written direction of such Mortgagee.

     (c) The provisions of Sections 15 and 16 above notwithstanding, Landlord’s obligation to restore the Premises after a casualty or condemnation shall be subject to the consent and prior rights of any Mortgagee.

20. Tenant’s Certificate; Financial Information. Within 10 business days after Landlord’s request from time to time, (a) Tenant shall execute, acknowledge and deliver to Landlord, for the benefit of Landlord, Mortgagee, any prospective Mortgagee, and any prospective purchaser of Landlord’s interest in the Property, an estoppel certificate in the form of attached Exhibit “D” (or other form requested by Landlord), modified as necessary to accurately state the facts represented, and (b) Tenant shall furnish to Landlord, Landlord’s Mortgagee, prospective Mortgagee and/or prospective purchaser reasonably requested financial information, provided that Tenant shall not be required to provide any financial information that is readily publicly available to Landlord (or any other party) for so long as Tenant is a public company. Any financial information provided to Landlord by Tenant that is not publicly available shall be kept in confidence by Landlord and disseminated only to employees and representatives of Landlord, and existing or prospective lenders and buyers having an interest in the financial status of tenants of the Building who shall be obligated to keep such information confidential.

21. Surrender.

     (a) On the date on which this Lease expires or terminates, Tenant shall return possession of the Premises to Landlord in good condition, except for ordinary wear and tear, and except for casualty damage or other conditions that Tenant is not required to remedy under this Lease. Prior to the expiration or termination of this Lease, Tenant shall remove from the Property all furniture, trade fixtures, equipment, wiring and cabling (unless Landlord directs Tenant otherwise), and all other personal property installed by Tenant or its assignees or subtenants. Tenant shall repair any damage resulting from such removal and shall restore the Property to good order and condition. Any of Tenant’s personal property not removed as required shall be deemed abandoned, and Landlord, at Tenant’s expense, may remove, store, sell or otherwise dispose of such property in such manner as Landlord may see fit and/or Landlord may retain such property or sale proceeds as its property. If Tenant does not return possession of the Premises to Landlord in the condition required under this Lease, Tenant shall pay Landlord all resulting damages Landlord may suffer.

     (b) If Tenant remains in possession of the Premises after the expiration or termination of this Lease, Tenant’s occupancy of the Premises shall be that of a tenancy at will. Tenant’s occupancy during any holdover period shall otherwise be subject to the provisions of this Lease (unless clearly inapplicable), except that the Monthly Rent shall be 150% the Monthly Rent payable for the last full month immediately preceding the holdover. No holdover or payment by Tenant after the expiration or termination of this Lease shall operate to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. Any provision in this Lease to the contrary notwithstanding, any holdover by Tenant shall constitute a default on the part of Tenant under this Lease entitling Landlord to exercise, without obligation to provide Tenant any notice or cure period, all of the remedies available to Landlord in the event of a Tenant default, and Tenant shall be liable for all damages, including consequential damages, that Landlord suffers as a result of the holdover.

22. Defaults — Remedies.

     (a) It shall be an Event of Default:

          (i) If Tenant does not pay in full when due any and all Rent and, except as provided in Section 22(d) below, Tenant fails to cure such default on or before the date that is 5 days after Landlord gives Tenant notice of default;

          (ii) If Tenant enters into or permits any Transfer in violation of Section 18 above;

          (iii) If Tenant fails to observe and perform or otherwise breaches any other provision of this Lease, and, except as provided in Section 22(d) below, Tenant fails to cure the default on or before the date that is 20 days after Landlord gives Tenant notice of default; provided, however, if the default cannot reasonably be cured within 20 days following Landlord’s giving of notice, Tenant shall be afforded additional reasonable time to cure the default if Tenant begins to cure the default promptly following Landlord’s notice and continues diligently in good faith to completely cure the default; or

          (iv) If Tenant is adjudicated insolvent or makes a general assignment for the benefit of creditors or offers a settlement to creditors, or if a petition in bankruptcy or for reorganization or for an arrangement with creditors under any federal or state law is filed by or against Tenant, or a bill in equity or other proceeding for the appointment of a receiver for any of Tenant’s assets is commenced, or if any of the real or personal property of Tenant shall be levied upon; provided that any proceeding brought by anyone other than Landlord or Tenant under any bankruptcy, insolvency, receivership or similar law shall not constitute an Event of Default until such proceeding has continued unstayed for more than 60 consecutive days.

     (b) If an Event of Default occurs, Landlord shall have the following rights and remedies:

          (i) Landlord, without any obligation to do so, may elect to cure the default on behalf of Tenant, in which event Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord (together with an administrative fee of 7% thereof) in curing the default, plus interest at the Interest Rate from the respective dates of Landlord’s incurring such costs, which sums and costs together with interest at the Interest Rate shall be deemed additional Rent;

          (ii) To enter and repossess the Premises, by breaking open locked doors if necessary, and remove all persons and all or any property, by action at law or otherwise, without being liable for prosecution or damages. Landlord may, at Landlord’s option, make Alterations and repairs in order to relet the Premises and relet all or any part(s) of the Premises for Tenant’s account. Tenant agrees to pay to Landlord any deficiency (taking into account all costs incurred by Landlord) that may arise by reason of such reletting as the same would become due and payable under this Lease. In the event of reletting without termination of this Lease, Landlord may at any time thereafter elect to terminate this Lease for such previous breach;

          (iii) To accelerate the whole or any part of the Rent for the balance of the Term, and declare the same to be immediately due and payable; and

          (iv) To terminate this Lease and the Term without any right on the part of Tenant to save the forfeiture by payment of any sum due or by other performance of any condition, term or covenant broken.

     (c) Intentionally Deleted.

     (d) Any provision to the contrary in this Section 22 notwithstanding, Landlord shall not be required to give Tenant the notice and opportunity to cure provided in Section 22(a) above (provided that the notice period under Sections 13, 20 or 27 shall be 5 business days and the cure period shall not exceed such 5 business day period) more than four times in any consecutive 12-month period, and thereafter Landlord may declare an Event of Default without affording Tenant any of the notice and cure rights provided under this Lease.

     (e) No waiver by either party of any breach by the other shall be a waiver of any subsequent breach, nor shall any forbearance by either party to seek a remedy for any breach by the other party be a waiver by such forebearing party of any rights and remedies with respect to such or any subsequent breach. Efforts by either party to mitigate the damages caused by the other party’s default shall not constitute a waiver of the mitigating party’s right to recover damages hereunder. No right or remedy herein conferred upon or reserved to either party is intended to be exclusive of any other right or remedy provided herein or by law, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the total amount due Landlord under this Lease shall be deemed to be other than on account, nor shall any endorsement or statement on any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of Rent due, or Landlord’s right to pursue any other available remedy.

     (f) If either party commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the other party reasonable attorneys’ fees, costs of suit, investigation expenses and discovery costs, including costs of appeal.

     (g) Landlord and Tenant waive the right to a trial by jury in any action or proceeding based upon or related to, the subject matter of this Lease.

     (h) When this Lease and the Term or any extension thereof shall have been terminated on account of any default by Tenant, or when the Term or any extension thereof shall have expired, Tenant hereby authorizes any attorney of any court of record of the Commonwealth of Pennsylvania to appear for Tenant and for anyone claiming by, through or under Tenant and to confess judgment against all such parties, and in favor of Landlord, in ejectment and for the recovery of possession of the Premises, for which this Lease or a true and correct copy hereof shall be good and sufficient warrant. AFTER THE ENTRY OF ANY SUCH JUDGMENT A WRIT OF POSSESSION MAY BE ISSUED THEREON WITHOUT FURTHER NOTICE TO TENANT AND WITHOUT A HEARING. If for any reason after such action shall have been commenced it shall be determined and possession of the Premises remain in or be restored to Tenant, Landlord shall have the right for the same default and upon any subsequent default(s) or upon the termination of this Lease or Tenant’s right of possession as herein set forth, to again confess judgment as herein provided, for which this Lease or a true and correct copy hereof shall he good and sufficient warrant.

NOVAVAX, INC.

By:	/s/ Nelson M. Sims

     (i) The warrants to confess judgment set forth above shall continue in full force and effect and be unaffected by amendments to this Lease or other agreements between Landlord and Tenant even if any such amendments or other agreements increase Tenant’s obligations or expand the size of the Premises.

     (j) TENANT EXPRESSLY AND ABSOLUTELY KNOWINGLY AND EXPRESSLY WAIVES AND RELEASES (i) ANY RIGHT, INCLUDING, WITHOUT LIMITATION, UNDER ANY APPLICABLE STATUTE, WHICH TENANT MAY HAVE TO RECEIVE A NOTICE TO QUIT PRIOR TO LANDLORD COMMENCING AN ACTION FOR REPOSSESSION OF THE PREMISES AND (ii) ANY PROCEDURAL ERRORS IN CONNECTION WITH THE ENTRY OF ANY SUCH JUDGMENT OR IN THE ISSUANCE OF ANY ONE OR MORE WRITS OF POSSESSION OR EXECUTION OR GARNISHMENT THEREON.

NOVAVAX, INC.

By:	/s/ Nelson M. Sims

23. Tenant’s Authority. Tenant represents and warrants to Landlord that: (a) Tenant is duly formed, validly existing and in good standing under the laws of the state under which Tenant is organized, and qualified to do business in the state in which the Property is located, and (b) the person(s) signing this Lease are duly authorized to execute and deliver this Lease on behalf of Tenant.

24. Liability of Landlord. The word “Landlord” in this Lease includes the Landlord executing this Lease as well as its successors and assigns, each of which shall have the same rights, remedies, powers, authorities and privileges as it would have had it originally signed this Lease as Landlord. Any such person or entity, whether or not named in this Lease, shall have no liability under this Lease after it ceases to hold title to the Premises except for obligations already accrued (and, as to any unapplied portion of Tenant’s Security Deposit, Landlord shall be relieved of all liability upon transfer of such portion to its successor in interest). Tenant shall look solely to Landlord’s successor in interest for the performance of the covenants and obligations of the Landlord hereunder which subsequently accrue and for the curing of defaults by Landlord which are continuing at the time such successor in interest succeeds to Landlord’s interest under this Lease. Landlord shall not be deemed to be in default under this Lease unless Tenant gives Landlord notice specifying the default and Landlord fails to cure the default within a reasonable period following Tenant’s notice. In no event shall Landlord be liable to Tenant for any loss of business or profits of Tenant or for consequential, punitive or special damages of any kind. Neither Landlord nor any principal of Landlord nor any owner of the Property, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of this Lease or the Premises; Tenant shall look solely to the equity of Landlord in the Property for the satisfaction of any claim by Tenant against Landlord. Nothing in this paragraph shall be construed to preclude Tenant from obtaining equitable relief against Landlord.

25. Miscellaneous.

     (a) The captions in this Lease are for convenience only, are not a part of this Lease and do not in any way define, limit, describe or amplify the terms of this Lease.

     (b) This Lease represents the entire agreement between the parties hereto and there are no collateral or oral agreements or understandings between Landlord and Tenant with respect to the Premises or the Property. No rights, easements or licenses are acquired in the Property or any land adjacent to the Property by Tenant by implication or otherwise except as expressly set forth in this Lease. This Lease shall not be modified in any manner except by an instrument in writing executed by the parties. The masculine (or neuter) pronoun and the singular number shall include the masculine, feminine and neuter genders and the singular and plural number. The word “including” followed by any specific item(s) is deemed to refer to examples rather than to be words of limitation. The word “person” includes a natural person, a partnership, a corporation, a limited liability company, an association and any other form of business association or entity. Both parties having participated fully and equally in the negotiation and preparation of this Lease, this Lease shall not be more strictly construed, nor any ambiguities in this Lease resolved, against either Landlord or Tenant.

     (c) Each covenant, agreement, obligation, term, condition or other provision contained in this Lease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, not dependent on any other provision of this Lease unless otherwise expressly provided. All of the terms and conditions set forth in this Lease shall apply throughout the Term unless otherwise expressly set forth herein.

     (d) If any provisions of this Lease shall be declared unenforceable in any respect, such unenforceability shall not affect any other provision of this Lease, and each such provision shall be deemed to be modified, if possible, in such a manner as to render it enforceable and to preserve to the extent possible the intent of the parties as set forth herein. This Lease shall be construed and enforced in accordance with the laws of the state in which the Property is located.

     (e) This Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives and permitted successors and assigns. All persons liable for the obligations of Tenant under this Lease shall be jointly and severally liable for such obligations.

     (f) Neither party shall record this Lease or any memorandum without the other party’s prior written consent.

26. Notices. Any notice, consent or other communication under this Lease shall be in writing and addressed to Landlord or Tenant at their respective addresses specified in Section 1 above (or to such other address as either may designate by no less than 10 business days notice to the other) with a copy to any Mortgagee or other party designated by Landlord by no less than 10 business days notice. Each notice or other communication shall be deemed given if sent by prepaid overnight delivery service or by certified mail, return receipt requested, postage prepaid or in any other manner, with delivery in any case evidenced by a receipt, and shall be deemed to have been given on the day of actual delivery to the intended recipient (or if such day is not a business day, on the next succeeding business day) or on the business day delivery is refused. The giving of notice by Landlord’s attorneys, representatives and agents under this Section shall be deemed to be the acts of Landlord.

27. Security Deposit. At the time of signing this Lease, Tenant shall deposit with Landlord the Security Deposit to be retained by Landlord as cash security for the faithful performance and observance by Tenant of the provisions of this Lease. Tenant shall not be entitled to any interest on the Security Deposit. Landlord shall have the right to commingle the Security Deposit with its other funds. Landlord may use the whole or any part of the Security Deposit for the payment of any amount as to which Tenant is in default or to compensate Landlord for any loss or damage it may suffer by reason of Tenant’s default under this Lease. If Landlord uses all or any portion of the Security Deposit as herein provided, within 10 business days after demand, Tenant shall pay Landlord cash in an amount equal to that portion of the Security Deposit used by Landlord. Any remaining amount of the Security Deposit shall be returned to Tenant after the Expiration Date and surrender of the Premises to Landlord. Landlord shall keep the Security Deposit in an interest bearing account and the interest earned thereon shall become a part of the Security Deposit and paid to Tenant in accordance with the immediately preceding sentence. Tenant shall receive a form 1099 from the banking institution holding the Security Deposit Upon written notice to Landlord, Tenant may elect to substitute a letter of credit for the cash Security Deposit, provided that the letter of credit is in form and substance reasonably satisfactory to Landlord and meets the criteria of Exhibit “E” attached hereto and made a part hereof.

     Landlord and Tenant have executed this Lease on the respective date(s) set forth below.

Date signed:	Landlord:

As of July 15, 2004	LIBERTY PROPERTY LIMITED PARTNERSHIP

	By:	Liberty Property Trust, Sole General Partner

	By:	/s/ James J. Mazzarelli, Jr.

	Name:	James J. Mazzarelli, Jr.
	Title:	Senior Vice President / City Manager

Date signed:	Tenant:

As of July 15, 2004	NOVAVAX, INC.

/s/ Dennis W. Genge	By:	/s/ Nelson M. Sims

Attest	Name:	Nelson M. Sims
	Title:	President and Chief Executive Officer

Rider 1 to Lease Agreement

(Multi-Tenant Industrial)

ADDITIONAL DEFINITIONS

“ADA” means the Americans With Disabilities Act of 1990 (42 U.S.C. § 1201 et seq.), as amended and supplemented from time to time.

“Affiliate” means (i) any entity controlling, controlled by, or under common control of, Tenant, (ii) any successor to Tenant by merger, consolidation or reorganization, and (iii) any purchaser of all or substantially all of the assets of Tenant as a going concern.

“Agents” of a party means such party’s employees, agents, representatives, contractors, licensees or invitees. “Alteration” means any addition, alteration or improvement to the Premises or Property, as the case may be.

“Building Rules” means the rules and regulations attached to this Lease as Exhibit “B” as they may be amended from time to time.

“Building System” means any electrical, mechanical (including elevator), structural, plumbing, heating, ventilating, air conditioning, sprinkler, life safety or security system serving the Building.

“Common Areas” means all areas and facilities as provided by Landlord from time to time for the use or enjoyment of all tenants in the Building or Property, including, if applicable, driveways, sidewalks, parking, loading and landscaped areas.

“Environmental Laws” means all present or future federal, state or local laws, ordinances, rules or regulations (including the rules and regulations of the federal Environmental Protection Agency and comparable state agency) relating to the protection of human health or the environment.

“Event of Default” means a default described in Section 22(a) of this Lease.

“Hazardous Materials” means pollutants, contaminants, toxic or hazardous wastes or other materials the removal of which is required or the use of which is regulated, restricted, or prohibited by any Environmental Law.

“Interest Rate” means interest at the rate of prime (daily rate, as reported in The Wall Street Journal) plus 2% per month.

“Land” means the lot or plot of land on which the Building is situated or the portion thereof allocated by Landlord to the Building.

“Laws” means all laws, ordinances, rules, orders, regulations, guidelines and other requirements of federal, state or local governmental authorities or of any private association or contained in any restrictive covenants or other declarations or agreements, now or subsequently pertaining to the Property or the use and occupation of the Property.

“Lease Year” means the period from the Commencement Date through the succeeding 12 full calendar months (including for the first lease year any partial month from the Commencement Date until the first day of the first full calendar month) and each successive 12 month period thereafter during the Term.

“Maintain” means to provide such maintenance, repair and, to the extent necessary and appropriate, replacement, as may be needed to keep the subject property in good condition and repair.

“Monthly Rent” means the monthly installment of Minimum Annual Rent plus the monthly installment of estimated Annual Operating Expenses payable by Tenant under this Lease.

“Mortgage” means any mortgage, deed of trust or other lien or encumbrance on Landlord’s interest in the Property or any portion thereof, including without limitation any ground or master lease if Landlord’s interest is or becomes a leasehold estate.

“Mortgagee” means the holder of any Mortgage, including any ground or master lessor if Landlord’s interest is or becomes a leasehold estate.

“Operating Expenses” means all costs, charges and expenses incurred or charged by Landlord in connection with the ownership, operation, maintenance and repair of, and services provided to, the Property, including, but not limited to, (i) the charges at standard retail rates charged by the applicable utility company for any utilities provided by Landlord pursuant to Section 7 of this Lease, (ii) the

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cost of insurance carried by Landlord pursuant to Section 8 of this Lease together with the cost of any deductible paid by Landlord in connection with an insured loss, (iii) Landlord’s cost to Maintain the Property, subject to the provisions of Section 9 of this Lease and subsection (vi) of this paragraph, (iv) the cost of trash collection, (v) all levies, taxes (including real estate taxes, sales taxes and gross receipt taxes), assessments (provided that they are paid over the longest period allowed by the assessing authority and are included in Operating Expenses as and when so paid), liens, license and permit fees, together with the reasonable cost of contesting any of the foregoing (and provided that Operating Expenses are reduced by the amount of any award received by Landlord as a result of such contest), which are applicable to the Term, and which are imposed by any authority or under any Law, or pursuant to any recorded covenants or agreements, upon or with respect to the Property, or any improvements thereto, or directly upon this Lease or the Rent or upon amounts payable by any subtenants or other occupants of the Premises, or against Landlord because of Landlord’s estate or interest in the Property, (vi) the annual amortization (over their estimated economic useful life or payback period, whichever is shorter) of the costs (including reasonable financing charges) of capital improvements or replacements, (vii) a management and administrative fee, not to exceed the rate charged for similar properties by first class management companies (Tenant agrees that six percent (6%) of Minimum Annual Rent and Annual Operating Expenses meets this standard) and (viii) a tenant service charge (generally, the costs for personnel and equipment reasonably required for Landlord to provide the maintenance and other services required under this Lease and similar leases for other space at the Property). The foregoing notwithstanding, Operating Expenses will not include: (i) depreciation on the Building and original costs of the Building construction and installation, (ii) financing and refinancing costs (except as provided above), interest on debt or amortization payments on any mortgage, or rental under any ground or underlying lease, (iii) leasing commissions, advertising expenses, tenant improvements or other costs directly related to the leasing of the Property, (iv) income, excess profits or corporate capital stock tax imposed or assessed upon Landlord, unless such tax or any similar tax is levied or assessed in lieu of all or any part of any taxes includable in Operating Expenses above, or (v) any item for which Landlord is otherwise compensated. If Landlord elects to prepay real estate taxes during any discount period, Landlord shall be entitled to the benefit of any such prepayment. Landlord shall have the right to directly perform (by itself or through an affiliate) any services provided under this Lease provided that the Landlord’s charges included in Operating Expenses for any such services shall not exceed competitive market rates for comparable services.

“Property” means the Land, the Building, the Common Areas, and all appurtenances to them.

“Rent” means the Minimum Annual Rent, Annual Operating Expenses and any other amounts payable by Tenant to Landlord under this Lease.

“Taken” or “Taking” means acquisition by a public authority having the power of eminent domain by condemnation or conveyance in lieu of condemnation.

“Tenant’s Share” means the percentage obtained by dividing the rentable square feet of the Premises by the rentable square feet of the Building, as set forth in Section 1 of this Lease.

“Transfer” means (i) any assignment, transfer, pledge or other encumbrance of all or a portion of Tenant’s interest in this Lease, (ii) any sublease, license or concession of all or a portion of Tenant’s interest in the Premises, or (iii) any transfer of a controlling interest in Tenant.

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Rider 2 to Lease Agreement

28. Completion by Tenant.

     (a) Except for the work to be performed by Landlord described in subsection 28(d), the Premises is leased to Tenant in its “as is” condition, and shall be completed by Tenant and its contractor(s), at Tenant’s sole expense, in accordance with the plans to be reviewed and approved by Landlord (“Tenant’s Construction”). Tenant shall comply with Sections 12 and 13 of this lease and the following conditions:

          (i) In addition to the right of Landlord and its Agents to inspect the Premises set forth in Section 14 of this lease, Landlord and its Agents shall have the right to conduct at a reasonable time and upon reasonable notice to Tenant a walk-through inspection of the Premises as completed by Tenant.

          (iii) The warranties from Tenant’s contractor(s) shall be for the benefit of Landlord as well as Tenant and Tenant shall deliver such warranties to Landlord upon receipt, to the extent assignable. Tenant shall use good faith diligent efforts to cause such warranties to be assignable.

          (iv) All construction shall be done in a good and workmanlike manner and shall comply at the time of completion with all Laws, subject to the completion by Landlord of the ADA work described in subsection 28(d) below. Tenant shall deliver to Landlord copies of all certificates of occupancy, permits and licenses required to be issued by any authority in connection with Tenant’s Construction.

     (b) Tenant’s Construction shall not commence, and Tenant shall not have access to the Premises for Tenant’s Construction, unless and until Tenant has complied with Sections 12 and 13 of this lease and Landlord has approved Tenant’s plans and specifications for Tenant’s Construction (including but not limited to plans for storage of chemicals including identification of such chemicals), such approval not to be unreasonably withheld, delayed or conditioned. The date that Tenant enters the Premises to commence Tenant’s Construction shall be the “Tenant’s Construction Access Date”. On and from the Tenant’s Construction Access Date, Tenant shall commence payment of Tenant’s Share of the cost of insurance, electric, gas, water and sewer provided to the Premises, but not the payment of Minimum Annual Rent or other Annual Operating Expenses, the obligation for which shall commence on the Commencement Date.

     (c) Tenant shall pay the costs, expenses and fees incurred for the Tenant’s Construction; including without limitation (i) architectural, engineering and design costs, (ii) the cost charged to Landlord or Tenant by the general contractor and all subcontractors for performing such construction, (iii) the cost to Landlord of performing directly any portion of such construction, if Tenant fails to do so (iv) project management fees, (v) construction permit fees, (vi) costs of built-in furniture, (vii) mechanical and structural engineering fees, and (viii) only if Landlord manages the construction, if Tenant fails to do so, or upon Tenant’s written request to Landlord, an administrative and construction management fee for Landlord’s supervision of such construction in an amount equal to seven percent (7%) of the aggregate costs incurred by or on behalf of Landlord in connection with such construction; provided, however, that Landlord agrees to credit Tenant with an allowance equal to $73,290.00. Tenant shall promptly pay all costs for Tenant’s Construction.

     (d) Landlord shall perform the following work at Landlord’s sole cost and expense prior to the Commencement Date: repair parking lot and driveways, seal coat and restripe the lot; power wash Building exterior; clean the Premises; check and place all existing major Building Systems in proper working order (including without limitation lights, HVAC, plumbing); provide one unisex ADA compliant restroom; and install signage in accordance with Section 33.

     (e) Notwithstanding any provision of Section 12 to the contrary, Tenant shall not be required to remove the following components of Tenant’s Construction upon expiration of the Lease: partition walls and doors in place for the three large rooms to be constructed in the first floor warehouse for lab, pilot manufacturing and packaging functions. Tenant shall, however, restore the ceilings in these three rooms to the 14’ height existing on the date of this Lease, if Tenant rebuilds them at lower height as part of Tenant’s Construction of these 3 rooms. Rebuilt ceilings shall include lighting, air conditioning distribution grilles and fire sprinkler heads equal to or better than what exists on the date of this Lease. Tenant shall remove specialized equipment, process piping, containment dikes, tanks and other personal property. Electrical wiring and or conduits shall be removed back to the panels or sub-panels.

29. Expansion Option.

     (a) Provided that Landlord has not given Tenant notice of a material non-monetary default or any monetary default more than four (4) times in the preceding 24-month period, that there then exists no Event of Default by Tenant under this Lease, and that Tenant and Tenant’s Affiliates occupy all of the Premises, Tenant shall have the right and option to lease the space in the Building

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adjoining the Premises, consisting of approximately 17,292 rentable square feet (the “Expansion Premises”) as provided below in subsections 29(a)(i), (ii) and (iii). The Existing Lease has a term ending March 31, 2008, with one twenty four (24) month renewal term ending March 31, 2010, requiring nine (9) months prior notice of renewal.

     (i) For so long as the Expansion Premises is subject to the lease existing on the date of this lease (the “Existing Lease”) under the initial term or renewal term (except as otherwise more specifically addressed in subsections 29(a)(ii) or (iii)), Tenant shall have an option to lease the Expansion Premises by providing written notice to Landlord, in which event the lease of the Expansion Premises shall commence on the date that is six (6) months following receipt of such notice by Landlord.

     (ii) If the tenant under the Existing Lease (the “Existing Tenant”) does not exercise the renewal option for the period April 1, 2008, through March 31, 2010, Landlord shall provide a “notice of availability” to Tenant and Tenant shall have a period of fifteen (15) business days in which to lease the Expansion Premises by providing written notice to Landlord. If Tenant exercises this expansion option, the lease of the Expansion Premises shall commence upon the expiration of the Existing Lease.

     (iii) If the Existing Tenant does exercise the renewal option for the period April 1, 2008 through March 31, 2010, Tenant shall have an option to lease the Expansion Premises by providing written notice to Landlord not less than six (6) months prior to the expiration of the Existing Lease renewal term. If Tenant exercises this expansion option, the lease of the Expansion Premises shall commence upon the expiration of the Existing Lease.

     (b) The lease of the Expansion Premises (and the obligation of Tenant to pay Minimum Annual Rent and Operating Expenses for the Expansion Premises) shall commence on the date provided in subsection 29(a)(i), (ii) or (iii), as applicable, and shall end on the Expiration Date for the Premises. Upon commencement of the lease of the Expansion Premises, the Expansion Premises shall be included in the “Premises” for all purposes, and this option, having been exercised, shall terminate. The Expansion Premises is leased to Tenant in its “as is” condition, and Landlord shall have no obligation to improve the Expansion Premises for Tenant’s occupancy. The Existing Tenant may remove the back-up power generator and refrigerated temperature controlled rooms and equipment, in addition to Existing Tenant’s personal property. Landlord shall deliver possession of the Expansion Premises to Tenant in broom clean condition, free and clear of all personal property of the Existing Tenant. Minimum Annual Rent shall be payable for the Expansion Premises as follows:

Lease Year *	$/RSF Rate	Annual	Monthly
1	$6.22	$107,556.24	$8,963.02
2	$6.29	$108,766.68	$9,063.89
3	$6.37	$110,150.04	$9,179.17
4	$6.53	$112,916.76	$9,409.73
5	$6.70	$115,856.40	$9,654.70
6	$6.87	$118,796.04	$9,899.67
7	$7.04	$121,735.68	$10,144.64
8	$7.21	$124,675.32	$10,389.61
9	$7.38	$127,614.96	$10,634.58
10	$7.57	$130,900.44	$10,908.37

     provided, however, that:

      (i) If the Lease of the Expansion Premises commences during the period:

8/1/04-9/30/05, then Annual Minimum Rent shall be $6.25 per square foot through 9/30/05; or

10/1/05-9/30/06, then Annual Minimum Rent shall be$6.50 per square foot through 9/30/06; or

10/1/06-9/30/07, then Annual Minimum Rent shall be $6.75 per square foot through 9/30/07; or

10/1/07-3/31/08 , then Annual Minimum Rent shall be $7.00 per square foot through 3/31/08.

      (ii) If Existing Tenant exercises its one renewal option for twenty-four (24) months, and if the Lease of the Expansion Premises commences during the period:

4/1/08-9/30/09, then Annual Minimum Rent shall be $7.00 per square foot;or

10/1/09-3/31/10, then Annual Minimum Rent shall be $7.25 per square foot.

* The end of each Lease Year for the Expansion Premises shall correspond with the end of each Lease Year for the initial Premises.

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30. Option to Extend Term. Provided that Landlord has not given Tenant notice of a material non-monetary default or any monetary default more than four (4) times in the 24-month period preceding the Expiration Date, that there then exists no Event of Default by Tenant under this Lease, and that Tenant and Tenant’s Affiliates occupy all of the Premises, Tenant shall have the right and option (“Extension Option”) to extend the Term (only for the entire Premises, including the Expansion Area if then part of the Premises) for two (2) additional periods of five (5) years (each, an “Extension Term”), exercisable in the following manner. If Tenant is desirous of exercising the extension option under this Section 30, Tenant shall give Landlord prior written notice, at least twelve (12) months in advance of the scheduled Expiration Date, of Tenant’s intention to extend the Term (“Tenant’s Extension Notice”); it being agreed that time is of the essence and that the Extension Option is personal to Tenant and is non-transferable to any assignee or sublessee (but only if any such assignment or sublease required Landlord’s consent) or other party. Within ten (10) business days after receipt of Tenant’s Extension Notice, Landlord shall notify Tenant of Landlord’s calculation of rent, which shall be equivalent to ninety-five percent (95%) of Fair Market Rental Value (defined below) as reasonably determined by Landlord, which Landlord proposes to be applicable to the Extension Term (“Landlord’s Notice of Extension Rent Terms”). Landlord shall include with Landlord’s Notice of Extension Rent Terms data in support of Landlord’s calculation of Fair Market Rental Value. Within ten (10) business days following Tenant’s receipt of Landlord’s Notice of Extension of Rent Terms, Tenant shall notify Landlord in writing (the “Tenant Response”) that Tenant either (1) elects to extend the Term for the Extension Term and accepts Landlord’s calculation of rent for the Extension Term, or (2) elects to extend the Term for the Extension Term, but disagrees with Landlord’s calculation of rent and elects to submit the determination of rent applicable to the Extension Term to arbitration as set forth in sub-section 30(d) below (the “Arbitration Election”). If Tenant fails to issue the Tenant’s Response within the time and in the manner set forth herein, Tenant will be deemed to have withdrawn its Tenant’s Extension Notice and waives its Extension Option under this Lease. If Tenant exercises its option to extend as set forth above, the Extension Term shall be under the same terms and conditions as provided in this Lease except as follows:

     (a) The Extension Term shall begin on the Expiration Date, as such date may have been extended, and thereafter the expiration Date shall be deemed to be the fifth (5th) anniversary thereof. All references in this lease to the Term shall be deemed to mean the Term as extended by this Section 30.

     (b) The rent payable by Tenant shall be ninety-five percent (95%) of the Fair Market Rental Value, as defined below, as of the commencement of the Extension Term.

     (c) For the purposes of this Section 30, “Fair Market Rental Value” shall mean, as of the date in question, the then current annual rental charge, including provisions for subsequent increases and other adjustments for leases or agreements to lease then currently executed in comparable space located in the Building, the office park of which the Building is a part, and leases or agreements to lease then currently executed for comparable space located elsewhere in office buildings located in the Chester County, Pennsylvania area, for a term commencing on or about the then scheduled Expiration Date of this Lease. In determining Fair Market Rental Value, the following factors, among others, shall be taken into account and given effect: size, location of premises, lease term, condition of building, condition of premises, economic concessions (including tenant improvements being performed by landlords for tenants, or tenant improvements allowances being granted by landlords to tenants), then being granted by landlords to tenants and services provided by the landlords. The value of specialized improvements made to the Premises and paid for directly by Tenant shall not be taken into account in determining Fair Market Rental Value.

     (d) If the Tenant Response is the Arbitration Election, Fair Market Rental Value shall be submitted to arbitration as follows: Fair Market Rental Value shall be determined by impartial arbitrators, one to be chosen by the Landlord, one to be chosen by Tenant, and a third to be selected, if necessary, as below provided. The unanimous written decision of the two first chosen, without selection and participation of a third arbitrator, or otherwise, the written decision of a majority of three arbitrators chosen and selected as aforesaid, shall be conclusive and binding upon Landlord and Tenant. Landlord and Tenant shall each notify the other of its chosen arbitrator within ten (10) business days following the Arbitration Election and, unless such two arbitrators shall have reached a unanimous decision within thirty (30) days after their designation, they shall so notify the President of the Philadelphia Board of Realtors (or such organization as may succeed to said Philadelphia Board of Realtors) and request him to select an impartial third arbitrator, who shall be an office building owner, a real estate counselor or a broker familiar with similar types of suburban office properties, to determine Fair Market Rental Value as herein defined. Such third arbitrator and the first two chosen shall, subject to commercial arbitration rules of the American Arbitration Association, hear the parties and their evidence and render their decision within thirty (30) days following the conclusion of such hearing and notify Landlord and Tenant thereof. Landlord and Tenant shall bear the expense of the third arbitrator (if any) equally. If the dispute between the parties as to a Fair Market Rental Value has not been resolved before the commencement of Tenant’s obligation to pay Rent based upon such Fair Market Rental Value, then Tenant shall pay Minimum Annual Rent and other charges under the Lease for the Premises based upon the Fair Market Value designated by Landlord until either the agreement of the parties as to the Fair Market Rental Value, or the decision of the arbitrators, as the case may be, at which time Tenant shall pay any underpayment of Rent and other charges to Landlord, or Landlord shall refund any overpayment of Rent and other charges to Tenant.

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31. Early Termination Option. Provided that (i) Landlord has not given Tenant notice of a material non-monetary default or any monetary default more than four (4) times in the preceding 24-month period, (ii) there then exists no Event of Default by Tenant under this Lease, (iii) Tenant and Tenant’s Affiliates occupy all of the Premises, and (iv) Tenant has not expanded the Premises beyond 32,908 rentable square feet pursuant to Section 29 or otherwise, Tenant shall have the right and option, exercisable by giving Landlord a minimum of twelve (12) months prior written notice thereof, to terminate this Lease on the expiration of the sixtieth (60th) full month of the Term, or if such option to terminate on the expiration of the sixtieth (60th) full month of the Term is not exercised, then on the expiration of the eighty-fourth (84th) full month of the Term, by paying Landlord at the time of giving notice a termination fee equal to $98,867.32 if the Lease terminates on the expiration of the sixtieth (60th) full month of the Term, and $65,644.00 if the Lease terminates on the expiration of the eighty-fourth (84th) full month of the Term. Tenant shall pay all Rent under the Lease and abide by all of the terms and conditions of the Lease through and including such early termination date.

Acknowledgment by Officers of Landlord:

By:	/s/ JJM

By:	Sr. VP

32. Exclusive. During the Term of this lease, Landlord will not knowingly lease space in the Building to any tenant which to Landlord’s knowledge is then a direct competitor of Tenant in the pharmaceutical production business.

33. Signage. Landlord, at Landlord’s expense, will place Tenant’s name and logo on the monument sign in front of the Building, and Tenant’s name (but not logo) on exterior signage at the front and rear entrances of the Building, subject to and in compliance with all applicable Laws and Requirements and recorded covenants and agreements.

34. Broker. The parties agree that they have dealt with no brokers in connection with this lease, except for USI Real Estate Advisors, LLC, whose commission shall be paid by Landlord pursuant to separate agreement. Landlord agrees to indemnify Tenant and hold Tenant harmless from the commission payable to USI Real Estate Advisors, LLC, and each party agrees to indemnify and hold the other harmless from any and all claims for commissions or fees in connection with the Premises and this lease from any other real estate brokers or agents with whom they may have dealt.

35. Satellite Dish Antenna. Provided that Tenant is not in default under this lease beyond applicable notice and cure periods, Tenant shall have the non-exclusive right to install, maintain and repair a satellite dish antenna (the “Antenna”) on the roof of the Building at a location designated by Landlord and under and subject to the following conditions:

     (a) Tenant shall comply with all Laws (including but not limited to zoning ordinances) relating to the installation, maintenance and repair of the Antenna.

     (b) Tenant shall obtain Landlord’s prior approval of the location of the Antenna and of the plans and specifications for the Antenna, which approval shall not be unreasonably withheld, delayed or conditioned. If Landlord approves installation of the Antenna on the roof of the Building, Tenant agrees to consult with Landlord’s roofing contractor prior to installation and strictly to comply with the roofing contractor’s recommendations and requirements. Tenant shall pay all costs incurred in connection with the Antenna including without limitation all architectural, engineering, contractors’ and legal fees.

     (c) Tenant shall comply with the provisions of Section 12 of this Lease.

     (d) At least three (3) business days prior to installation, Tenant shall notify Landlord of the date and time of the installation. Tenant shall install the Antenna only if Landlord is present with Tenant at the installation.

     (e) Tenant shall maintain the Antenna in a safe, good and orderly condition. The installation, maintenance, repair and removal of the Antenna shall be performed at Tenant’s sole expense in a manner which will not impair the integrity of, damage or adversely affect the warranty applicable to, the roof or any other portion of the Building.

     (f) No later than the expiration or sooner termination of the Term, at Tenant’s sole expense, Tenant shall remove the Antenna and repair any resulting damage.

     (g) Tenant’s indemnification of Landlord pursuant to Section 8(d) of this lease also applies to the Antenna and Tenant’s use of any portion of the Building therefor. Without limiting the foregoing, Tenant solely shall be responsible for any damages or injury caused by or in any way relating to the Antenna, including, but not limited to, damage or injury caused by reason of the Antenna collapsing or being blown from the roof, but excluding damage or injury to the extent caused by the negligence or willful misconduct of Landlord or its Agents.

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     (h) Tenant shall not permit any other person or entity to use the Antenna, and shall not receive revenue from use of the Antenna by others.

36. Condition of Premises. Landlord represents and warrants that to the best of its knowledge the Premises is free and clear of toxic and/or hazardous materials and no part of the Premises, including the walls, ceilings, structural steel, flooring, pipes or boilers is wrapped, insulated, fire-proofed or surfaced with any asbestos-containing materials. Notwithstanding anything to the contrary contained in this Lease, Landlord agrees to indemnify, defend and hold harmless Tenant from and against any and all liabilities, losses, damages, suits, actions, causes of action, costs, expenses (including without limitation reasonable attorneys’ fees and disbursements and court costs), penalties, fines, demands, judgments, claims or liens (including without limitation claims or liens imposed under any so-called “Superfund” or other environmental legislation) arising from or in connection with the presence at the time of Tenant’s taking possession of the Premises of Hazardous Materials on, or the subsequent removal thereof from, the Property or the Building (including without limitation the Premises). Landlord shall have the right to assume exclusive control of the defense of any such suit, action or claim, and Tenant agrees to cooperate reasonably with Landlord in the performance by Landlord of its obligations under this Section.

37. ADA Compliance. Landlord shall be responsible at Landlord’s sole cost and expense for compliance of exterior walks and entrances to the Premises with applicable ADA requirements and shall provide in the Premises one unisex ADA compliant restroom, as of the Commencement Date. Tenant shall be responsible for all ADA compliance in the Premises from and after the Commencement Date.

38. Janitorial, Trash. Notwithstanding anything in this Lease to the contrary, Tenant shall provide for janitorial and trash removal services for the Premises.

39. Subordination of Landlord’s Lien. Upon written request of Tenant, Landlord will enter into a subordination of Landlord’s lien with a lender(s) obtaining financing liens on Tenant’s personal property located at the Premises, substantially in the form attached hereto as Exhibit “F”.

40. Monthly Payment Installments. At Tenant’s election by written notice to Landlord, Landlord shall arrange, at no cost to Tenant, for Tenant’s monthly installments of Minimum Annual Rent and Annual Operating Expenses to be made on the first day of each month via the Direct Payment (ACH) process initiated by Landlord from Tenant’s designated account to Landlord’s designated account. Section 5 of this Lease entitled “Rent” is amended by deleting from the first sentence the words “at Landlord’s address designated in Section 1 above unless Landlord designates otherwise by no less than 10 days prior written notice to Tenant” and substituting therefor the following: “together with monthly installments of the Annual Operating Expenses as set forth in Section 6 below, to an account designated by Landlord via the Direct Payment Rider attached to this Lease as Exhibit “G” (unless Landlord designates otherwise by no less than 10 days prior written notice to Tenant) and which Direct Payment Rider shall be executed by Tenant”.

The terms set forth in this Rider shall control over any inconsistent provisions of Sections 2 – 27 of the Lease.

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